Exhibit 99.6

Selected Historical Consolidated Financial Data

The data below as of and for the years ended December 31, 2007, 2008 and 2009 has been derived from our audited consolidated financial statements for such years, which are included elsewhere in this offering memorandum. The data as of and for the three months ended March 31, 2009 and 2010 have been derived from our consolidated financial statements as of such dates and for such periods, which are unaudited, but which, in management’s opinion, include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the data, and which are included elsewhere in this offering memorandum. Our unaudited consolidated results of operations for the three months ended March 31, 2010 may not be indicative of the results that may be expected for the full year.

We have not included any financial data for any periods prior to those listed above because we did not generate revenue or have significant operations prior to February 2009, when we deployed the first jackup rig. Prior to June 2008, when we completed the acquisition of the issuer and our merger with our predecessor, Vantage Energy, we had no operating assets or revenue. For these historical periods, the issuer had no operations and, as a result, we have not presented any financial or operating data for the issuer. The below information represents the results of operations of parent and its consolidated subsidiaries. Following completion of the Transactions, a substantial portion of parent’s assets will be owned by, and a substantial portion of parent’s business will be done through, the issuer and its subsidiaries. The issuer will also receive the benefit of a guarantee from parent, a guarantee from the subsidiaries of the issuer and a guarantee from certain other subsidiaries of parent that are not subsidiaries of the issuer. P2020, the owner of the Aquamarine Driller, will not be a subsidiary of the issuer and will not guarantee or pledge assets to secure the notes. For more on the subsidiaries of parent that will not guarantee the notes, see “Business – Excluded Parent Subsidiaries.”

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Summary Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
Statement of Operations Data:
Revenue	$—	$913	$111,493	$14,296	$58,250
Operating costs and expenses
Operating costs	—	5,365	66,228	5,640	30,659
General and administrative	937	9,334	15,690	3,436	4,475
Impairment and termination costs (1)	—	38,286	—	—	—
Depreciation	10	101	11,218	1,656	7,477

Total operating expenses	947	53,086	93,136	10,732	42,611

Operating income (loss)	(947)	(52,173)	18,357	3,564	15,639
Other income (expense)
Interest income	7,699	4,095	23	8	12
Interest expense	—	(56)	(8,178)	(748)	(7,985)
Other income	—	86	609	86	612

Total other income (expense)	7,699	4,125	(7,546)	(654)	(7,361)

Income (loss) before income taxes	6,752	(48,048)	10,811	2,910	8,278
Income tax provision (benefit)	2,299	(670)	1,972	552	2,315

Net income (loss)	$4,453	$(47,378)	$8,839	$2,358	$5,963

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$5,196	$(5,830)	$(3,618)	$(1,132)	$(8,388)
Net cash provided by (used in) investing activities	(273,988)	(111,063)	(494,848)	17,685	(13,893)
Net cash provided by (used in) financing activities	270,021	132,187	497,901	14,356	36,683
Balance Sheet Data:
Cash and cash equivalents	$1,263	$16,557	$15,992	$12,096	$30,394
Restricted cash	273,109	1,700	28,863	1,912	38,051
Property and equipment, net	112	630,896	888,212	646,925	892,670
Total assets	275,639	665,283	1,119,179	697,171	1,174,989
Total debt	—	150,240	411,905	164,596	389,373
Total shareholders’ equity	187,122	496,451	677,058	507,950	746,075
Other Financial Data:
Ratio of earnings to fixed charges (2)	322.5x	—	—	—	2.0x

(Dollars in thousands)

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(1)	Includes $10.0 million termination fee related to the DragonQuest purchase option and write-off of the book value of this drillship when the purchase option was not exercised. Please see Note 3 to our audited consolidated financial statements for the year ended December 31, 2009.

(2)	For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. Earnings were insufficient to cover fixed charges by $51.9 million and $12.5 million for the years ended December 31, 2008 and December 31, 2009, respectively, and $822,000 for the three months ended March 31, 2009.

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